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                                                                   Exhibit 10.38

                    SETTLEMENT AND GENERAL RELEASE AGREEMENT

         This Settlement and General Release Agreement (the "Agreement") is entered into as of November 14, 2003, Taipei time, by and among SanDisk Corporation, a company incorporated and existing under the laws of the State of Delaware, United States of America, with its principal business address at 140 Caspian Court, Sunnyvale, California, USA 94089 ("SanDisk"); Lee and Li, a law partnership organized and existing under the laws of the Republic of China, with its principal business address at 7F, No. 201, Tun-Hua N. Road, Taipei, Taiwan, Republic of China ("L & L"); and the 10 partners (each of whom represents that such individual is a partner of L&L at the time of execution hereof) and senior counselor who execute this Agreement below (each individual is hereinafter individually referred to as a "Member", and collectively as the "Members").

         WHEREAS, in or around 2002 to 2003, L&L acted as an agent for SanDisk in connection with the proposed sale of certain shares of United
Microelectronics Corp. ("UMC"), held by SanDisk.

         WHEREAS, in the course of representing SanDisk in the proposed share sales, a then L&L employee carried out unauthorized sales of approximately 127.8 million of the UMC shares and embezzled the proceeds of such unauthorized sales. The proceeds embezzled by the said employee according to L&L amounted to NTD$3,090,876,453 (approximately USD $92 million) (the unauthorized sales and the subsequent embezzlement are hereinafter referred to as the "Embezzlement") and, according to SanDisk, were carried on SanDisk's books at a cost of USD $83,338,828 and a market value of USD $106,623,708 at September 28, 2003.

         WHEREAS, by this Agreement the parties seek to resolve claims between or among the parties arising from the Embezzlement.

         NOW, THEREFORE, in consideration of the mutual promises and releases contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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1.       L&L shall pay to SanDisk USD $86,276,927 (the "Settlement Amount"),
         without any interest, consisting of the First Portion, the Second Portion, the Third Portion, the Fee Portion and the Fourth Portion, all as defined below, in settlement of claims between or among the parties arising from the Embezzlement. In addition, SanDisk shall have the right to receive in a manner as defined below an additional amount up to the amount of the Fifth Portion (as defined below).

2.       L&L shall pay the Settlement Amount to SanDisk in the following manner:

         (a) Payment of USD $20.0 million (the "First Portion") by wire transfer on or before 10:00 a.m. on November 14, 2003, Taipei time of immediately available funds in accordance with the wire transfer instructions set forth below.

                  [ *** ]

         (b) Payment of USD $39,358,750 (the "Second Portion"), without any interest, by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth above, in 16 quarterly installments (as set forth in Schedule A attached hereto) and to be made by L&L on or before 5:00 p.m. Taipei time on March 20, June 20, September 20 and December 20 of each year. The Second Portion shall be secured by a 4-year irrevocable standby letter of credit in the face amount of USD $37,277,500 issued for the benefit of SanDisk, by the International Commercial Bank of China (the "Bank") in the form as set forth in Exhibit A attached hereto and issued to SanDisk through its advising bank [ *** ] on or before the close of business on November 14, 2003, California time, which shall be confirmed by telephone from L&L to the person designated by SanDisk and via facsimile transmission of a photocopy of the standby letter of credit provided by the Bank.

         (c) Payment of USD $8,510,000 (the "Third Portion"), without any interest, by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth above, in 16 quarterly installments (as set forth in Schedule B attached hereto) and to be made by L&L on or before 5:00 p.m. Taipei time on March 20, June 20, September 20 and December 20 of each year. The Third Portion shall be secured by a 4-year irrevocable standby letter of credit in the face amount of USD $8,060,000 issued for the benefit of SanDisk, by the Bank in the form as set forth in Exhibit B attached hereto and issued to SanDisk through its advising bank [ *** ] on or before the close of business on November 14, 2003,

[***] INDICATES THAT CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24B-2. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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                  California time, which shall be confirmed by telephone from
                  L&L to the person designated by SanDisk and via facsimile transmission of a photocopy of the standby letter of credit provided by the Bank.

                  On or before March 20, 2004, L&L shall remit to SanDisk by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth above the amount of USD $69,349 (the "Fee Portion").

         (d) Upon the execution of this Agreement, L&L shall extend to SanDisk a credit of USD $18,338,828 (the "Credit") (the "Fourth Portion"), without any interest, for legal services which may be provided to SanDisk (at SanDisk's discretion) by L&L, the Members and/or other affiliates of L&L (hereinafter collectively referred to as "Lee and Li" for purposes of paragraph 2(d)), on or after January 1, 2004, over 18 years pursuant to the schedule attached hereto as Exhibit C. To the extent that the amount payable to Lee and Li for legal services provided by Lee and Li in Taiwan and Mainland China (together, the "Region") during any one of the applicable years is more than the amount shown in Exhibit C for that year, SanDisk may draw additional credit from future years until the Credit is exhausted. Subject to the last sentence of this paragraph, to the extent that the amount payable to Lee and Li for legal services provided by Lee and Li during any one of the applicable years is less than the amount shown in Exhibit C for that year, the difference (the "Excess Amount") shall be dispersed by L&L no later than January 15th of the following year as follows: (i) Lee and Li shall pay one-third of such Excess Amount to SanDisk and SanDisk shall donate such amount to its designated account at Community Foundation Silicon Valley ("CFSV") (www.cfsv.org); (ii) Lee and Li shall donate one-third of such Excess Amount to the Taiwan Red Cross, with consideration given by L&L to SanDisk for positive goodwill between SanDisk and Lee and Li, and (iii) Lee and Li shall use one-third of such Excess Amount to generate positive goodwill towards SanDisk and Lee and Li in the business and/or academic community in the Region through the sponsoring of a joint Lee and Li/SanDisk lecture program ("Lecture Program") to promote integrated education in business, technology and law in the Region. The curriculum and budget of the Lecture Program shall be presented to the Chief Executive Officer of SanDisk for review on a semi-annual basis. All amounts paid by SanDisk to CFSV will be accounted for as a charitable donation made by SanDisk and L&L will share with SanDisk recognition in the Region for its

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                  donations. Either of SanDisk and Lee and Li may, through a third party independent Audit Firm (which firm may be such party's primary outside auditing firm), annually audit, at each party's respective expense, the amount and recipient of the donations made by either party and the amount spent on the Lecture Program. [ *** ] Notwithstanding the foregoing, L&L may, at its option, defer part or all of the Excess Amount that would otherwise be due to SanDisk in years 2004, 2005, 2006, and 2007 pursuant to subparagraph (i) and/or (ii) above, by amortizing and paying such amounts to SanDisk over the years 2008 - 2021 (with the first such payment being made on January 15, 2009 and the last such payment being made on January 15, 2022).

         (e) In the event that any payment due under this paragraph 2 falls on a date on which Taiwanese banks are generally not open for business, then such payment shall be due on the next succeeding day that Taiwanese banks are generally open for business.

3. To the extent that any assets, money, shares, and/or other rights or property of any kind or nature whatsoever as a result of, or relating to, the Embezzlement (the "Stolen Assets") are recovered, or claims for damages against any third parties are successful, SanDisk and L&L shall share such Stolen Assets and damages (together "Recovered Amounts") less Expenses (as defined below), in the manner set forth herein. [***].


4. All amounts payable hereunder are net of and shall not take into account any applicable withholding taxes and other applicable R.O.C. taxes, and the parties hereto expressly acknowledge that L&L shall be responsible for any R.O.C. taxes (including withholding taxes) resulting from this Agreement and payments hereunder. To the extent that as a result of payments to SanDisk under this Agreement, SanDisk receives any foreign tax credits under applicable U.S. tax laws for taxes paid or withheld by L&L (or any Member making the payment) that reduce the aggregate amount of taxes otherwise payable by SanDisk to all taxing authorities in the U.S., SanDisk shall reimburse L&L for such amounts to the extent that L&L can provide SanDisk withholding certifications issued by the R.O.C. tax authority evidencing such withheld amounts.

5. Any one or more of the following events, acts or occurrences shall constitute an event of default (each an "Event of Default"):

         (a) A voluntary petition for bankruptcy shall be instituted by L&L under applicable R.O.C. law; the dissolution, winding up or liquidation of L&L as a partnership; or there shall be commenced against L&L an involuntary petition seeking bankruptcy of

[***] INDICATES THAT CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24B-2. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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         L&L under applicable R.O.C. law and (i) L&L fails to contest such involuntary petition, or (ii) a final and conclusive court order adjudicating bankruptcy shall have been issued; and provided, further, that such involuntary petition shall not be filed, directly or indirectly, by SanDisk or its officers, directors, employees, agents, legal counsel, attorneys, advisors, subsidiaries or stockholders acting on SanDisk's behalf or for SanDisk's benefit, or by the afore-mentioned persons of SanDisk's subsidiary except where L&L is in default of its payment obligations under this Agreement;

         (b) L&L shall fail to pay as and when due (whether at stated maturity, upon acceleration, or otherwise) any payment to SanDisk of the Second Portion or the Third Portion; and

         (c) L&L and/or any Member shall transfer or assign this Agreement in violation of paragraph 10.

         If there shall occur an Event of Default described in subparagraph (a),
         (b) or (c) above, SanDisk shall be entitled, in addition to any other rights it might have, to (i) immediately draw down the entire amounts of the letter of credits specified in paragraphs 2(b) and (c) hereof, and (ii) seek legal enforcement of the remaining unpaid portions of the Settlement Amount; provided that SanDisk shall have no obligation to donate to charitable organizations or the Lecture Program any amounts so received that would otherwise be due under the Credit provisions of this Agreement.

         The parties hereto acknowledge and agree that the foregoing rights of SanDisk under this paragraph 5 are not exclusive, and SanDisk shall be entitled to exercise all rights and remedies it may have in the event of any breach or default under this Agreement.

6. Each of SanDisk and L&L represents that it has obtained all necessary approvals, including the approval of its Board of Directors or other governing body, and any approvals required under applicable law, for the execution of this Agreement.

7. SanDisk hereby releases and forever discharges L&L, the Members and any counselor or employee of L&L (except for any person that conspired, directly or indirectly, in the Embezzlement) from and against all actions, causes of action, claims, suits, debts, liens, damages, judgments or demands whatsoever, that SanDisk

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         now has, may have had, or hereafter may claim to have, against L&L, the
         Members and any counselor or employee of L&L (except for any person that conspired, directly or indirectly, in the Embezzlement) in connection with the Embezzlement; provided, however, that nothing stated in this paragraph 7 shall release or waive any obligations, responsibilities, and/or liabilities arising out of this Agreement.

         So long as L&L has paid the First Portion and delivered the standby letters of credit for the Second Portion and the Third Portion, any and all Members, counselors and employees of L&L (except for any person that conspired, directly or indirectly, in the Embezzlement) shall be discharged from any and all personal liabilities arising out of this Agreement or by operation of law, and SanDisk's remedy and recourse under this Agreement shall be limited to the partnership assets of L&L.

8. L&L, and each of the Members and any counselor or employee of L&L, hereby releases and forever discharges SanDisk, its officers, directors, employees, agents and subsidiaries (and officers, directors, employees and agents of its subsidiaries) from and against all actions, causes of action, claims, suits, debts, liens, damages, judgments or demands whatsoever, that L&L, and/or each of the Members, any counselor or employee of L&L, now have, may have had, or hereafter may claim to have, against SanDisk, its officers, directors, employees, agents and subsidiaries (and officers, directors employees and agents of its subsidiaries) in connection with the Embezzlement; provided, however, that nothing stated in this paragraph 8 shall release or waive any obligations, responsibilities, and/or liabilities arising out of this Agreement.

9. The parties intend that this Agreement shall extend to any and all claims that they may have, known or unknown related to the Embezzlement.

         Each of SanDisk, Lee and Li, the Members and employees of Lee and Li has been made aware by its respective legal counsel of the provisions of Section 1542 of California Civil Code, and each expressly relinquishes all rights and benefits which they have, had, or may have had, under that section or any analogous section of R.O.C. law which states:

         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE

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         TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE
         MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

10. This Agreement shall be binding on the successors and permitted assigns of L&L and of SanDisk. This Agreement may not be assigned or otherwise transferred by either party without the prior written consent of the other party, and any such assignment without such consent shall be void.

11. Any disputes or claims arising out of or in connection with this Agreement shall be resolved by arbitration conducted in accordance with the R.O.C. Arbitration Law. The arbitration shall be conducted in Taipei, by a panel of three arbitrators. Each party in the dispute shall appoint one arbitrator, and the two arbitrators shall jointly appoint the third arbitrator. If the two arbitrators cannot agree on the third arbitrator, the third arbitrator shall be appointed by the Arbitration Association of the Republic of China. The parties agree that the arbitrators in any such arbitration shall not be empowered to add to, subtract from, or modify, alter or amend the terms of this Agreement.

         The arbitration proceedings shall be conducted in the English language, including, without limitation, any oral or written communications. The decision of the arbitrators shall be final and binding on the parties to the arbitration, and shall be enforceable by all available enforcement mechanisms or proceedings in any court having jurisdiction under any applicable law. Each party shall bear its own legal fees and expenses.

12.      This Agreement shall be governed by the laws of the Republic of China.

13. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes any and all prior agreements, understandings, promises, warranties or representations made by each to the other concerning the subject matter.

14. This Agreement may be modified or amended only by a written agreement duly executed by the parties. No waiver of any of the terms or provisions in this Agreement is valid unless it is written and duly executed by the party against whom the waiver is to be enforced.

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15.      This Agreement shall be executed in the English language.

16. SanDisk and L&L will each simultaneously issue a separate press release to announce this Agreement in the U.S. and R.O.C., respectively. SanDisk's announcement will contain only such financial terms as are required by the disclosure requirements of the rules and regulations of the United States Securities and Exchange Commission. Neither party shall disparage the other party in any public statements.

17. L&L shall have the right to prepay all or part of the Second and Third Portions, and in case of any prepayment by L&L, the prepaid portion of the Second and Third Portions, including any Recovered Amounts received by SanDisk for settlement of the Second and Third Portions, shall be discounted by a rate of [ *** ] per annum.

18. Whenever in connection with remitting Recovered Amounts to SanDisk L&L is required to obtain all approvals from relevant governmental authorities under this Agreement, L&L agrees and undertakes to seek such approvals as quickly as possible. To the extent that any Recovered Assets are in a form other than cash or liquid securities, such assets shall be sold and converted to cash as soon as reasonably possible in accordance with a plan approved by both SanDisk and L&L.

19. SanDisk shall instruct its legal counsel, attorneys, professional advisors, agents, or any third party retained by and/or affiliated with it not to disclose their role in the negotiation or execution of this Agreement nor make any public comment about this Agreement or any matters giving rise or pertaining to this Agreement.

20. This Agreement is executed as a compromise of disputed claims without admission of any wrongdoing or liability, nor do the parties intend this Agreement to be construed as such. Nothing in this Agreement may be used in any litigation or arbitration other than for enforcement of this Agreement.

21. For tax reporting and administration purposes, either party receiving payments or properties from the other party, including those received by way of accelerated payments under paragraphs 3(b), (c), (d) and (e) above, shall issue a signed receipt therefor.

[***] INDICATES THAT CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24B-2. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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22.      To the extent that SanDisk determines to obtain a confirming letter of credit, L&L will coordinate with the Bank to take such actions as the Bank deems reasonable and necessary to procure such confirming letter of credit by SanDisk.

23. This Agreement shall take effect upon execution by the parties; provided that the release and waiver under paragraphs 7, 8 and 9 shall not become effective until such time as L&L has wired the First Portion pursuant to paragraph 2(a) and SanDisk has received the confirmations of the issuance of the letters of credit pursuant to paragraphs 2(b) and 2(c).

24. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts shall together constitute but one and the same agreement. This Agreement shall not become effective until all counterparts have been executed by each party hereto and exchanged by facsimile. The parties agree that signatures delivered via facsimile shall have the same force and effect as if delivered in manually executed original form.

                     [This space intentionally left blank.]

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SANDISK CORPORATION                      LEE AND LI ATTORNEYS-AT-LAW

/s/ Eli Harari                           /s/ C.V. Chen
-------------------------------------    ---------------------------------------
Name: Eli Harari                         By: C.V. Chen
Title: President & CEO                   Title: Senior Partner

                                         MEMBERS

                                         /s/ Paul S.P. Hsu
                                         ---------------------------------------
                                         Name: Paul S.P. Hsu
                                         Title Senior Partner

                                         /s/ Kwan-Tao Li
                                         ---------------------------------------
                                         Name: Kwan-Tao Li
                                         Title: Senior Counselor

                                         /s/ C.V. Chen
                                         ---------------------------------------
                                         Name: C.V. Chen
                                         Title: Senior Partner

                                         /s/ Nigel N.T. Li
                                         ---------------------------------------
                                         Name: Nigel N.T. Li
                                         Title: Partner

                                         /s/ Lawrence S. Liu
                                         ---------------------------------------
                                         Name: Lawrence S. Liu
                                         Title: Partner

                                         /s/ C.C. Lee
                                         ---------------------------------------
                                         Name: C.C. Lee
                                         Title: Partner

                                         /s/ Bo-Sen Von
                                         ---------------------------------------
                                         Name: Bo-Sen Von
                                         Title: Partner

                                         /s/ T.C. Chiang
                                         ---------------------------------------
                                         Name: T.C. Chiang
                                         Title: Partner

                                         /s/ Joyce C. Fan
                                         ---------------------------------------
                                         Name: Joyce C. Fan
                                         Title: Partner

                                         /s/ James Chen
                                         ---------------------------------------
                                         Name: James Chen
                                         Title: Partner

                                         /s/ C.T. Chang
                                         ---------------------------------------
                                         Name: C.T. Chang
                                         Title: Partner

                                      Signed: November 14, 2003, Taipei time.

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